FOR IMMEDIATE RELEASE
CONTACT:
David L. Piazza
Vice President, Finance
703.742.5312
dpiazza@quadramed.com

QUADRAMED CORPORATION ANNOUNCES

ADDITION TO ITS BOARD OF DIRECTORS

RESTON, VA – (November 1, 2004) – QuadraMed® Corporation (Amex: QD) today announced that the Company’s board of directors voted to amend its by-laws to increase the number of directors to nine from eight and that subsequently, James E. Peebles has been elected to its board of directors.

Mr. Peebles has over 35 years of healthcare information technology experience. Most recently, he was co-founder, president and CEO of MIDS, Inc., a healthcare technology firm that provides software tools to support the care management process primarily for acute care facilities. MIDS, Inc. in now part of the Healthcare Solutions Division of ACS, Inc. (NYSE: ACS). Previously, Mr. Peebles was co-founder, president and CEO of Sunquest Information Systems, which provides software tools to support clinical laboratories as well as other ancillary healthcare functions. Sunquest is now a part of Misys Healthcare.

“Jim Peebles is a pioneer in healthcare information technology. His considerable experience in the field will be a great asset to our Board,” stated Lawrence P. English, QuadraMed Chairman and Chief Executive Officer. “I look forward to working with him.”

“I am excited to have the opportunity to work with a company that has such a strong management team,” said Mr. Peebles. “My main focus will be in working with QuadraMed’s technology experts to help them realize the company’s continuing goal of delivering innovative solutions built on today’s technology to meet the needs of the healthcare industry.”

About QuadraMed Corporation

QuadraMed is dedicated to improving healthcare delivery by providing innovative healthcare information technology and services. From clinical and patient access management to revenue cycle and health information management, QuadraMed delivers real-world solutions that help healthcare professionals deliver outstanding patient care with optimum efficiency. Behind our products and services is a staff of more than 900 professionals whose experience and dedication to service have earned QuadraMed the trust and loyalty of customers at more than 2,000 healthcare provider facilities. To find out more about QuadraMed, visit www.quadramed.com.

QuadraMed is a registered trademark of QuadraMed Corporation. All other trademarks are the property of their respective holders.

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